Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 22, 2017 relating to the consolidated financial statements of RYB Education, Inc. and its subsidiary, its consolidated variable interest entity (“VIE”) and VIE’s subsidiaries and kindergartens as of and for each of the three years in the period ended December 31, 2016, and related financial statement schedule (which report expresses an unqualified opinion on the consolidated financial statements), appearing in Registration Statement No. 333-220259 on Form F-1 of RYB Education, Inc.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

March 23, 2018